Exhibit 10.28

Executive Annual Cash Incentive Plan

Fiscal Year 2008 Plan Summary

Plan Name: PLATO Learning FY 2008 Executive Annual Cash Incentive Plan (“the Plan”).

Plan Objectives: The Plan is designed to support the achievement of financial and key strategic goals. The Plan encourages three specific behaviors by PLATO executives:

a.	Increase the focus on financial results.

b.	Reinforce pay and performance philosophy.

c.	Hold executives accountable for their financial plan.

Plan Structure: Eligible employees will be provided an opportunity to earn a cash incentive, expressed as a percent of salary, based on the achievement of pre-determined financial goals.

Eligibility and Incentive Targets: Employees listed in the table below are eligible to participate in the Plan. Each Participant’s targeted cash incentive opportunity is expressed as a percentage of the employee’s annual base salary in effect on October 31, 2008.

Executive Job Title	Incentive Target
President & CEO	60%
Chief Financial Officer	32%
Chief Technology Officer	40%
Sr. Vice President, Operations	28%
Vice President, Product Management	28%
Sr. Vice President, Sales and Services	54%
Vice President, Human Resources	24%
Vice President, Marketing Communications	24%

The Company reserves the right to determine whether an executive will actually participate in the Plan. Eligible employees will receive a notification letter indicating they are eligible to participate in the Plan.

Effective Date: The plan will be effective for the fiscal year beginning November 1, 2007.

Performance Measures: Payment will be based upon achievement of specific financial objectives and subject to adjustment for a discretionary payout modifier, which allows the incentive to be increased or decreased up to 20%.

•	50% Free Cash Flow (FCF) Cash Incentive Goal:

•	50% Total Orders —— —

One half of the cash incentive is based on the achievement of the pre-established quarterly and annual FCF goals, weighted across the quarterly and annual periods as shown in the first table below. For purposes of this Plan, Free Cash Flow is defined as the Company’s cash flow from operations less internal product development less capital expenditures all as reflected in the Company’s Consolidated Statement of Cash Flows prepared in accordance with GAAP. The other half of the cash incentive is based on the achievement of total orders goals as indicated in the second table below. The entire bonus earned under this Plan, if any, will be paid in a single payment in December 2008.

(Dollars in Thousands):

Free Cash Flow (50%)

									% of Target
Qtr 1	Qtr 2		Qtr3		Qtr 4		Fiscal Year		Incentive Earned (1)
Weight	Weight		Weight		Weight		Weight
25%	25%		15%		15%		20%
$X	$	X	$	X	$	X	$	X	50%
$X	$	X	$	X	$	X	$	X	100%
$X	$	X	$	X	$	X	$	X	200%

(1)Straight-line interpolation will be applied to award payouts between the 50% and 200% achievement thresholds.

Total Orders (50%)

Achievement of 2008 Orders	% of Target Incentive Earned
$X MM	50%
$X MM	100%
$X MM	200%

Payout Modifier:	Discretionary

The incentive payment based on achievement of the financial goals above may be increased or decreased up to 20% based on the Compensation Committee’s assessment of performance relative to progress towards the Company’s long-term strategy.

General Provisions:
The obligations of the Company as set forth in this document shall be subject to modification in such manner and to such extent as the CEO and the Board of Directors deems necessary by agreement, or as may be necessary to comply with any law, regulation or governmental order pertaining to compensation

The Plan shall be cancelled in the event of termination of Participant’s employment with the company. To remain eligible for the incentive payment under the Plan, a Participant must be continuously employed by the Company from date of hire or November 1, 2007, whichever is later, through October 31, 2008, except for the following circumstances:

(1)	Death or Disability. If a Participant dies or becomes disabled before October 31, 2008, his/her cash payment amount will be prorated to include only the full fiscal periods for which the Participant was an active PLATO employee. For the purposes of this Plan “Disability” means that as a result of physical or mental incapacity the Participant is unable for a period of 120 consecutive days during any consecutive 180-day period to perform his duties hereunder on a full-time basis. In the case of death, the payment amount will be given to the Participant’s estate according to current law and established guidelines and practices.

(2)	Paid or Unpaid Leave of Absence. If a Participant is on a paid or unpaid leave of absence anytime between November 1, 2007 and October 31, 2008 his/her cash payment amount will be prorated to exclude the time he/she was on such leave.

(3)	Voluntary or Involuntary Termination without Cause. In the event a Participant’s employment with the Company is terminated after November 1, 2007 and before the Plan end date (October 31, 2008) his/her cash payment amount will be prorated to include only the achievements for the full fiscal periods for which the Participant was an active PLATO employee.

(4)	Involuntary Termination with Cause. In the event a Participant’s employment with the Company is terminated after November 1, 2007 and before the Plan end date (October 31, 2008) the Participant will not be eligible for any payment under the terms of this plan.

(5)	Participation for New Hire or Promotion. The Compensation Committee of the Board of Directors may decide, in its sole discretion, those individuals who are hired or promoted within the first six months of a performance period, will be eligible for a prorated award within the confines of the Plan.

(6)	Change in Control. If at any time during fiscal year 2008 there is a Change in Control event and the new company does not continue the Plan, the incentive payment will be pro-rated through the end of the most recent fiscal period prior to the effective date of the Change in Control.

(7)	Plan Administration. The plan will be administered by Plato Learning, which reserves the right to, at any time, amend, interpret, or terminate the Plan, in whole or in part.